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                                                                     Exhibit 3.1

                                  AMENDED AND
                              RESTATED CERTIFICATE
                                OF INCORPORATION
                             OF ANSOFT CORPORATION

              (Certificate of Incorporation filed March 17, 1989)

         ANSOFT CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Law"), does hereby certify:

         I. That the Board of Directors of the Corporation, by unanimous written consent without a meeting pursuant to Section 141(f) of the Law, adopted a resolution setting forth the Amended and Restated Certificate of Incorporation set forth below, declaring it advisable and submitting it to the stockholders entitled to vote in respect thereof for their consideration of such Amended and Restated Certificate of Incorporation.

         II. That by written consent executed in accordance with Section 228 of the Law, the holders of a majority of the outstanding stock entitled to vote thereon voted in favor of the adoption of the Second Amended and Restated Certificate of Incorporation as set forth below, and written notice of such action has been given as provided in Section 228(c) of the Law.

         III. That the First Restated Certificate of Incorporation and Original Certificate of Incorporation of the Corporation are hereby superseded in their entirety by this Second Amended and Restated Certificate of Incorporation.

         IV. That the Second Amended and Restated Certificate of Incorporation of the Corporation set forth below has been duly adopted in accordance with
Section 242 and 245 of the Law.

         FIRST:  The name of the Corporation is ANSOFT CORPORATION.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is the Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Law.

         FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 11,000,000 shares which shall be divided as follows:

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(i) 10,000,000 shares of Common Stock, par value $0.01 per share (the "Common
Stock"); and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

         A. COMMON STOCK PROVISIONS

         1. Voting Rights. Except as otherwise required by law or expressly provided herein, the holder of each share of the Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

         2. Dividend Rights. The holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

         3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the preferential rights, if any, of any outstanding Preferred Stock, such preferential rights to be determined by the Board, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

         B. PREFERRED STOCK PROVISIONS

         1. The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and to fix and determine the voting rights (which may be full, limited, multiple or fractional or none), designations, preferences, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock of such series, to the fullest extent now or hereafter permitted by the laws of the State of Delaware; provided, however that neither the terms of the class nor any such series shall be established by the Board of Directors without the approval of the holders of the series Preferred Stock then outstanding, voting separately as a class, if such approval would then be required by law to authorize a class or series of stock having such terms, and until such approval shall have been obtained the class or any such series of Preferred Stock shall not be deemed to be authorized. The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Preferred Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine.

         FIFTH: In furtherance and not in limitation of the powers conferred by statute and unless otherwise provided herein, the Board of Directors is, by action of the full Board of Directors, expressly authorized to make, alter or repeal the By-Laws of the Corporation.

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         SIXTH: Meetings of stockholders may be held within or without the
State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

         SEVENTH: The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, all persons who it may indemnify pursuant thereto. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended.

         EIGHTH: No amendment to or repeal of Article SEVENTH or this Article EIGHTH of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article SEVENTH for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

         NINTH: The certificate of incorporation of the Corporation, as herein amended, shall constitute a restatement of and shall supersede the certificate of incorporation of the Corporation, as previously restated.

         IN WITNESS WHEREOF, The Corporation has caused this Certificate of Incorporation to be signed by its President and its Secretary, all on ___ day of February, 1996.

                                                ANSOFT CORPORATION

ATTEST:                                         By: Nicholas Csendes
                                                    ----------------
                                                       President

    Thomas A.N. Miller
    -------------------
    Assistant Secretary


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